Exhibit A

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13D (or any amendment thereto) relating to the Common Stock of ADMA Biologics, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13D.

This Agreement of Joint Filing may be executed in counterparts, each of which shall be deemed to be an original instrument, but all of the counterparts together shall constitute one agreement.

In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement of Joint Filing as of January 30, 2017.

BIOMARK CAPITAL FUND IV LP

By:	Biomark Capital Fund IV GP LLC, its general partner

By:	/s/ David S. Wetherell
Name: David S. Wetherell
Title: Manager

BIOMARK CAPITAL FUND IV GP LLC

By:	/s/ David S. Wetherell
Name: David S. Wetherell
Title: Manager

/s/ David S. Wetherell
David S. Wetherell